AMENDMENT #4 TO

FUTURES AND OPTIONS ON FUTURES ACCOUNT AGREEMENT

This Amendment dated April 21, 2026 shall serve as an amendment to the Futures and Options on Futures Account Agreement for Timothy Plan dated November 8, 2018 (the “Agreement”) by and between each customer identified on the Schedule A attached to the Agreement, separately and not jointly (each a “Customer”), and GOLDMAN, SACHS & CO.

The Schedule A attached to the Agreement shall be amended to add the following Customers:

TIMOTHY PLAN FREE CASH FLOW ETF
TIMOTHY PLAN FREE CASH FLOW GROWTH ETF

TIMOTHY PLAN FIXED INCOME ETF

And remove the following Customers:

TIMOTHY PLAN US LARGE/MID CAP CORE ENHANCED ETF
TIMOTHY PLAN HIGH DIVIDEND STOCK ENHANCED ETF
TIMOTHY PLAN MARKET NEUTRAL ETF

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed in its name and on behalf by a duly authorized representative as of the aforementioned day and year.

Timothy Plan on behalf the funds listed on Schedule A

By:	/s/ Brian Mumbert

Name:	Brian Mumbert

Title:	President

Schedule A
To the Futures and Options on Futures Account Agreement
For
Timothy Plan
Dated November 8, 2018

Timothy Plan US Large/Mid Cap Core ETF
Timothy Plan High Dividend Stock ETF
Timothy Plan US Small Cap Core ETF
Timothy Plan International ETF

Timothy Plan Free Cash Flow ETF

Timothy Plan Free Cash Flow Growth ETF

Timothy Plan Fixed Income ETF

Dated: April 21, 2026